Exhibit 99.1
FOR IMMEDIATE RELEASE

InterAmerican Acquisition Group Inc. To Acquire
Emerging Leader in China City Planning & Infrastructure Development

SAN DIEGO, CA & SHANGHAI, CHINA - May 19, 2008 - InterAmerican Acquisition Group Inc. (“IAG”) (OTCBB: IAQG, IAQGU, IAQGW), announced today that it has entered into a definitive agreement (“Agreement”) to acquire up to 89.6% of the capital stock of Sing Kung, Ltd. (“Sing Kung”), a British Virgin Islands (“BVI”) holding company and will also complete an exchange offer to acquire the balance at the closing of the acquisition. Sing Kung, through its wholly-owned China-based subsidiary, Century City Infrastructure Co., Ltd. (“Century City” or the “Company”), plans and implements turnkey urban infrastructure and development projects throughout the People’s Republic of China “(PRC”) for municipal and provincial governments.

Transaction Highlights:

•	PRC urban infrastructure market exceeds $100 billion annually and is growing rapidly.
•	April private equity issuance of $14.6 million from Chardan Capital, LLC and Affiliates (“Chardan”) provides funds for 2008 plan.
•	High profitability with net income of $7.8 million for Q1[1].
•	Company project backlog building rapidly: $142 million booked through April, 2008.
•	Strong leadership remains in place.
•	Purchase consideration linked to future net income targets of:
o	$38 million in 2008
o	$56 million in 2009
o	$80 million in 2010
o	$112 million in 2011
o	$151.2 million in 2012
•	No cash consideration paid to management or any existing stockholders.
•	Attractive valuation at 10.4 X 2008 and 7.1 X 2009 projected net income2.

About Century City

Market

Century City management estimates that annual fixed investment in urban infrastructure in the PRC currently exceeds $100 billion annually and that it will rise faster than GDP for several decades. The growing level of expenditure will be required to deal with the projected migration of at least 300 million citizens to urban centers over the next 20 years. Century City’s management has defined its market as the 800 largest municipal and provincial governments that are responsible for meeting these significant urban infrastructure needs.

1Unaudited
2Calculation based on value of stock consideration to Sing Kung shareholders; assumes 100% of Sing Kung stock acquired at closing, 2008 and 2009 Threshold Net Income Targets are met, IAG stock value equals value of cash in Trust ($7.85/share) and $15 million in cash is conveyed at Closing.

Business Description

Century City and its operating affiliates provide economic strategy guidance and detailed urban planning services to municipalities struggling to deal with growth and demands on city infrastructures. The Company generates the plans for the industrial, commercial, and residential development of key infrastructure projects. In keeping with established practice within the PRC, these projects are collaborative in nature and involve engineering teams from recognized centers of excellence such as Tongji and Tshingua Universities with whom Company management maintains close relations.

For qualifying urban development projects, the Company organizes and manages a consortium for turnkey financing and implementation of the first-phase of development - site development and foundational infrastructure such as roads, pipelines, electric grids, and public lighting. The Company and its consortium enter into a build-transfer (“BT”) contract with the local government sponsor, a variation on public-private partnerships (“PPP”) in wide use throughout the world. The consortium is responsible for the detailed design and engineering work and the on-time completion of construction to specification. Century City has three BT projects in-progress and has proposals outstanding for several others having completion dates in 2009 and beyond.

The repayment time frames for BT contracts in the PRC are generally long term (up to 15 years). However, payment is typically accelerated through take out financing that it helps arrange for its client municipalities.

William Morro, IAG’s CEO commented, “We have been exploring infrastructure-related acquisitions in various emerging markets since our IPO. The acquisition of Sing Kung affords IAG shareholders an exceptional opportunity to participate in this rapidly growing sector with a superior management team that has demonstrated success operating in the world’s largest and fastest growing market. The Company has refined a proven PPP investment model to meet the unique requirements of China’s political system, regulatory structure, and capital markets.”

Management & Strategic Positioning

The Company’s CEO, Dr. Jianjun Shi, and the core senior leadership team will remain in place following the closing of the IAG transaction. Dr. Shi holds a PhD in Economics from Tongji University and has many years of experience in major project management. Other continuing team members include the current Chairman, Jiping Gao and the Chief Architecture and Planning Officer Moulong Zhu. Although recently retired as the Chief Economist of the China Development Bank (“CDB”), China’s largest infrastructure lender, Mr. Gao maintains a formal relationship with CDB as a consultant and advisor. Professor Zhu, a dean of China’s urban planning professional community, recently retired as Head of the Instructional Department at Tongji’s prestigious School of Urban Planning and Architecture; continues to be a member of the faculty there. The existing finance group will also remain in place, but the Company is currently recruiting a senior finance executive who has experience with US public reporting requirements and who can interface effectively with the global financial community. Of the seven board members to be elected upon consummation of the acquisition, IAG will select two and Chardan will select one.

Bridge Financing from Chardan Capital

To meet its immediate capital needs, Sing Kung closed on a private equity placement of $14.6 million by Chardan, investors familiar with the infrastructure sector in the PRC. Chardan is experienced in China and has a first-hand perspective on infrastructure development there through its other investments. Chardan’s CEO, Dr. Richard Propper, stated “We have worked diligently with the company over many months and are extremely excited about its future. It will be one of the leaders in the infrastructure development arena, and, due to its unique positioning, should be able to win more than its fair share of municipal contracts. In addition, the Company will be able to scale up rapidly while maintaining high margins, a confirmation of its extraordinary value proposition. We financed the Company so that it would be able to meet its expansion plans into 2009, serve as a bridge to the IAG acquisition, and position the company to capitalize on expected new project opportunities.”

Financial Outlook and Transaction Metrics

Between January 1 and April 30, 2008, Century City entered into project commitments totaling RMB1.0 billion (approximately $142 million US Dollars). Historically, net income margins on such contracts have ranged from 15% to 35% of project amounts. Based on negotiated contract terms and prevailing costs, management estimates that booked backlog is sufficient to meet more than 80% of the current year’s net income target of $38 million. Company management expects new proposal awards to boost total backlog substantially in the coming months, but most of the associated revenue will be earned in future fiscal years. Financial performance to date has been strong and is in line with the Company’s business plan. On a consolidated basis, Sing Kung reported unaudited net income for the first quarter of approximately $7.8 million.
The Agreement, which is subject to IAG shareholder approval, provides that:

1.	IAG redomesticates to the BVI
2.	IAG will acquire 89.6% of the capital stock of Sing Kung, subject to certain adjustments, through a 1:1 share exchange.
3.	The merged company will seek to acquire the remaining 10.4% through an exchange offer to Chardan at closing.
4.
More than 1/3 of the total consideration payable under the Agreement is tied to the achievement of fully-diluted net income for 2008 of $0.57/share (after warrant conversion) and one or more of the following performance targets:

Threshold Net Income Targets for 12 Months Ending December 31,
2008	2009	2010	2011	2012
$38,000,000	$56,000,000	$80,000,000	$112,000,000	$151,200,000

Note: Details of the incentive consideration arrangements are provided in the Company’s 8-K on file with the SEC.

IAG anticipates that the Sing Kung acquisition will close before year-end 2008. If this objective and the 2008 Threshold Net Income Targets are met, and if IAG is successful in acquiring the preferred capital stock from Chardan in the exchange offer, IAG will issue 52,463,718 shares to Sing Kung’s stockholders and IAG’s current shareholders will own approximately 12% of the outstanding shares following the transaction (before giving effect to the possible exercise of IAG’s outstanding warrants). Assuming consummation of the acquisition in the fourth quarter of 2008, and because there is no cash consideration being paid, the Company will have an estimated $58 million in cash immediately following the closing. Under those assumptions, the calculated purchase price paid to the Sing Kung stockholders for 100% of their outstanding shares would be approximately $397 million and the purchase multiple would be 7.1 times consolidated after-tax net income for 2009.3

About IAG

IAG is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business. The Company is located in San Diego, California with offices at 2918 Fifth Ave., Suite 209. Additional information about IAG is available on the IAG website: http://iaginc.com or in IAG's public filings available from the SEC website: http://sec.gov.

Contacts:	InterAmerican Acquisition Group, Inc. William Morro, Chairperson & CEO or Richard Sinkin, COO (619) 298-9883

3 Refer to note 1 for other specifics of the calculation.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about IAG, Sing Kung and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of IAG’s, Chardan’s, and Sing Kung’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China and related governmental policies, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Sing Kung is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers in the industry; timing, approval and market acceptance of new services; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in IAG’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the period ended December 31, 2007 and 10-Q for the period ending March 31, 2008. The information set forth herein should be read in light of such risks. Neither IAG, Sing Kung, nor Chardan, assumes any obligation to update the information contained in this press release.

In connection with the pending transaction, IAG (or a subsidiary it may form in the BVI) intends to file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement / Prospectus for the stockholders of IAG. The stockholders of IAG are urged to read the Registration Statement and the Proxy Statement / Prospectus, when it is available, as well as all other relevant documents filed or to be filed with the SEC, because they will contain important information about IAG and any subsidiary formed by IAG, Sing Kung, and the proposed transaction. The final Proxy Statement/Prospectus will be mailed to stockholders of IAG after the Registration Statement is declared effective by the SEC. IAG stockholders will be able to obtain the Registration Statement, the Proxy Statement/Prospectus and any other relevant filed documents for free at the SEC’s website (www.sec.gov). These documents can also be obtained for free from IAG by directing a request to its offices marked Attn: President.

Chardan Capital Markets LLC, (“Chardan”), the managing underwriter of IAG’s initial public offering (“IPO”) consummated in September 2007, is acting as IAG’s investment banker in these efforts, for which it will receive a fee. Additionally, the underwriters deferred $2,070,000 of the commissions owed to them in connection with the IPO until the closing of IAG’s business combination.

Commencing shortly after the filing of this current report on form 8-K, IAG intends to hold presentations for certain of its stockholders and investors, regarding its acquisition of Sing Kung, as described in this report. This current report on form 8-K, including some or all of the exhibits hereto, will be distributed to participants at such presentations.

IAG, Chardan, and Sing Kung and their respective directors and officers may be deemed to be participants in the solicitation of approvals from IAG stockholders in respect of the proposed transaction. Information regarding IAG’s participants will be available in the Proxy Statement / Prospectus. Additional information regarding the interests of such participants will be included in the Registration Statement containing the Proxy Statement I Prospectus.